Exhibit 4.29

                  PURCHASE PRICE ADJUSTMENT MECHANISM AGREEMENT


     THIS PURCHASE PRICE ADJUSTMENT MECHANISM AGREEMENT is made as of the 26th day of February, 1998, by and between Meditrust Corporation (the "REIT"), Meditrust Operating Company ("OPCO," and together with the REIT, the "Companies") and Merrill Lynch International ("MLI"), through its agent Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S").

     The purpose of this Purchase Price Adjustment Mechanism Agreement is to set forth the terms and conditions of the purchase price adjustment transaction (the "Transaction") entered into between MLI and the Companies.

     IN CONSIDERATION of the mutual representations, warranties and covenants herein contained, and on the terms and subject to the conditions herein set forth, the Companies and MLI hereby agree as follows:

     Section 1. Definitions.

     As used in this Agreement, the following terms shall have the meanings set forth below:

          (a) Ability to Settle in Paired Share. As of the date hereof, the Companies have not, and after the date hereof, the Companies will not, enter into any obligation that would contractually prohibit the Companies from delivering Paired Shares pursuant to Sections 3.2, 4.2 or 5 of this Agreement.

          (b) Adjustment Shares. 8,500,000 million Paired Shares, as may be adjusted from time to time pursuant to Section 1(b), reduced by the number of Settlement Shares that are the subject of Settlement pursuant to Section
     3.1 or Section 4.1.

          (c) Certain Adjustments to Reference Price or Number of Adjustment Shares. In the event of:

          (i) a subdivision, consolidation or reclassification of the Paired Shares, or a free distribution or dividend of any Paired Shares to all existing holders of Paired Shares by way of bonus, capitalization or similar issue;

          (ii) a distribution or dividend to all existing holders of Paired Shares of (A) additional Paired Shares or (B) other share capital or securities granting right to payment of dividends and/or the proceeds of liquidation of the Companies equally or proportionally with such payments to holders of Paired Shares, an adjustment shall thereupon be




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          effected to the Reference Price and/or the Adjustment Shares at the
          time of such event with the intent that following such adjustment, the value of this Transaction is economically equivalent to the value immediately prior to the occurrence of the event causing the adjustment.

          (d) Block Sale. any privately negotiated sales of the Paired Shares involving at least a block of such security (as defined in Rule 10b-18 under the Exchange Act) that are not effected to or through a broker or dealer.

          (e) Business Day. Any day other than Saturday, Sunday, or any other day on which banking institutions in the States of Delaware or New York are not open for business.

          (f) Calculation Agent. MLI, whose calculations and determinations shall be made in a reasonable manner.

          (g) Closing Price. The last sale price of the Paired Shares on the Relevant Exchange on the relevant date.

          (h) Commission. The Securities and Exchange Commission.

          (i) Compounding Period. Means each period commencing on and including:

          (i) in the case of the first Compounding Period, the Initial Settlement Date and ending on but excluding the first Reset Date, and

          (ii) for each period thereafter, a Reset Date and ending on (but excluding) the next following Reset Date.

          (j) Date of Effectiveness. Means the date a resale registration statement covering any resales of the Purchase Shares is declared effective under the Securities Act by the Commission.

          (k) Distribution Amount. Means, on each Reset Date, an amount in U.S. Dollars equal to:

          (i) the sum of all cash distributions paid on a single Paired Share during the relevant Compounding Period; plus

          (ii) an amount representing interest that could have been earned on such distributions at the USD LIBOR rate having a designated maturity of 1 month, plus Spread, for the period from the date that such




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          distributions would have been received by a holder of such number of
          Paired Shares until such Reset Date.

          (l) DRIP Distribution. Sales to any Distribution Reinvestment Plan now or hereafter established by the Companies, or to any agent acting on behalf of such Plan, for sale to participants in such Plan.

          (m) Effective Date. February 26, 1998.

          (n) Exchange Act. The Securities Exchange Act of 1934, as amended.

          (o) Exchange Trading Day. Each day on which the Relevant Exchange is open for trading.

          (p) Execution Price. The Closing Price on the Effective Date.

          (q) Gradual Market Distribution. An offering of the Paired Shares into the existing trading market for outstanding shares of the same class at other than a fixed price on or through facilities of a national securities exchange or to or through a market maker otherwise than on an exchange.

          (r) Initial Price. Means,

          (i) for the Compounding period ending on the first Reset Date, in amount in U.S. Dollars equal to $32.625, and

          (ii) for each subsequent Reset Date, the Reference Price as calculated on or adjusted as of the prior Reset Date.

          (s) Initial Settlement Date. February 26, 1998.

          (t) Interim Settlement Amount. With respect to a given Reset Date, means the amount by which the Reference Amount minus $10,000,000 exceeds the product of (x) the Closing Price and (y) the number of Adjustment Shares.

          (u) Interim Settlement Shares. The Interim Settlement Amount divided by the Closing Price on such Reset Date.

          (v) Maturity Date. February 26, 1999.

          (w) Paired Shares. Units consisting of one share of common stock, $.10 par value per share, of the REIT and one share of common stock, par value $.10 per share, of OPCO, which shares are paired and traded as a unit. Prior to the Date of Effectiveness, references to "Paired Shares" shall also include units consisting of one

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     share of Class A Non-Voting Convertible Common Stock, $.10 par value per share, of the REIT and one share of Class A Non-Voting Convertible Common Stock, $.10 par value per share, of OPCO, which shares are paired and traded as a unit.

          (x) Relevant Exchange. Means, with respect to any Exchange Trading Day, the, principal Stock Exchange on which the Paired Shares are traded on that day.

          (y) Reference Amount. On each Reset Date, the Reference Price multiplied by the Adjustment Shares or Settlement Shares, as applicable.

          (z) Reference Price. On each Reset Date, the Reference Price shall be determined by:

          (i) compounding the Initial Price for each Compounding Period at USD LIBOR rate plus Spread for a designated maturity of 1 month (Actual/360 day count fraction) to such Reset Date and

          (ii) subtracting the Distribution Amount at that date.

          (aa) Reset Date. Means, through the final Settlement Date, (i) the last day of each three-month period, beginning on May 31, 1998 (provided, that if such day is not a Business Day then the Reset Date shall be the next Business Day) and (ii) as to any Settlement Shares, each Settlement Date.

          (ab) Securities Act. The Securities Act of 1933, as amended.

          (ac) Settlement. Has the meaning set forth in Section 3.1 or Section 4.1, as applicable.

          (ad) Settlement Amount. The net sales proceeds realized by or on behalf of MLI for all sales of Paired Shares in connection with any Settlement, calculated as follows:

          (iii) if the manner of Settlement Sale pursuant to Section 3.1 or 4.1 is an Underwritten Secondary Offering, the Settlement Amount will equal the gross proceeds realized, not of a negotiated underwriting discount;

          (iv) if the manner of Settlement Sale pursuant to Section 3.1 or 4.1 is a Block Sale, the Settlement Amount will equal the gross sales proceeds realized, net of a negotiated underwriting discount;

          (v) if the manner of Settlement Sale pursuant to Section 3.1 or 4.1 is a Gradual Market Distribution, the Settlement Amount will equal the

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          gross sales proceeds realized from sales to the market over the period of the distribution, net of a resale spread of 50 basis points;

          (vi) if the manner of Settlement Sale pursuant to Section 3.1 or 4.1 is a DRIP Distribution, the Settlement Amount will equal the gross sales proceeds realized from sales to any Purchase Agent for a Company Distribution Reinvestment Plan, net of a resale spread of 50 basis points;

          (ae) Settlement Date. The date on which, in accordance with standard market practice, the Paired Shares are delivered and the funds received in respect of any Settlement in accordance with Section 3.2 or Price Decline Termination Event in accordance with Section 4.2.

          (af) Settlement Restriction Period. The period from and including the Effective Date to and including the earlier of the date of the closing of the merger transaction between the Companies and La Quinta and the date of any termination of the related merger agreement.

          (ag) Settlement Shares. The number of Adjustment Shares subject to Settlement.

          (ah) Spread. 75 basis points, subject to adjustment pursuant to
     Section 6.2.

          (ai) Stock Exchange. Means the New York Stock Exchange, the American Stock Exchange or NASDAQ.

          (aj) Underwritten Secondary Offering. An underwritten fixed price offering of the Paired Shares.

          (ak) USD LIBOR. The London Inter Bank Offered Rate in respect of U.S. Dollars for the designated maturity as quoted on Page 3750 on the Telerate Service (or such other page as may replace Page 3750 on that service) as of 11:00 a.m., London time, on the date on which it is to be determined.

     Section 2. Representations and Warranties.

     The representations and warranties of the Companies in Section 4 of the Purchase Agreement, dated as of February 26, 1998 (the "Purchase Agreement"), among the Companies, MLI and MLPF&S are hereby incorporated by reference herein, and the Companies hereby so represent and warrant to MLI. The provisions of Section 6 of the Purchase Agreement shall also be applicable to any Paired Shares delivered to MLI under this Agreement.



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     Section 3. Settlement.

          3.1 Settlement Sale.

     On any Reset Date, on any Exchange Trading Date that is one month or two months following a Reset Date (in which case, the related Settlement (as defined below) will include standard market interest breakage fees) or on any other Exchange Trading Date agreed by both parties, up to and including the Maturity Date, after the end of the Settlement Restriction Period, the Companies may give telephonic notice to MLI to settle, and MLI shall settle, in a commercially reasonable manner (which may require sales over a period of more than 1 day), all or a portion of the Adjustment Shares ("Settlement"), as specified by the Companies, through sale of not less than the number of Paired Shares, the sale of which would result in a Settlement Amount equal to 100% of the Reference Amount on the Settlement Date, and not more than the number of Paired Shares the sale of which would result in a Settlement Amount equal, to 105% of the Reference Amount on the Settlement Date, in any of the manners set forth below, as selected by the
     Companies:

               (i) an Underwritten Secondary Offering (for which the Companies shall provide at least 21 Business Days prior notice to MLI);

               (ii) a Block Sale (for which the Companies shall provide at least 3 Business Days prior notice to MLI);

               (iii) a Gradual Market Distribution (for which the Companies shall provide at least 1 Business Days prior notice to MLI); or

               (iv) a DRIP Distribution (for which the Companies shall provide at least 1 Business Days prior notice to MLI).

     If the Companies do not specify a manner of sale, a Gradual Market Distribution shall be used. Settlement procedures shall begin as soon as commercially practicable, as determined by MLI, after MLI receives notice from the Companies and no later than the first Exchange Trading Day after expiration of the notice period unless otherwise agreed by the Companies and MLI. At such time as the Companies deliver notice pursuant to this
     Section 3.1, the Companies may direct MLI to sell not less than the number of Paired Shares equal to the number of Settlement Shares, and MLI shall comply with such direction in a commercially reasonable manner.

     3.2 Settlement.

          (a) If, on the Settlement Date, the Settlement Amount is greater than the Reference Amount, MLI will pay the Companies an amount in cash or Paired Shares (valued at the Closing Price on the Settlement Date) equal to the difference.



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          (b) If the number of Paired Shares sold by MLI pursuant to Section 3.1 is greater than the number of Settlement Shares, the Companies shall deliver to MLI, on the Settlement Date, a number of Paired Shares equal to the difference. If the number of Paired Shares sold by MLI pursuant to
     Section 3.1 is less than the number of Settlement Paired Shares, MLI shall deliver to the Companies, on the Settlement Date, a number of Paired Shares equal to the difference.

          (c) In all events, MLI will pay to the Companies an amount equal to all cash distributions payable to holders of the Paired Shares but not paid prior to the Settlement Date, on a number of Paired Shares equal to the Settlement Shares, on the Business Day after the relevant distribution payment date declared by the Board of Directors of the REIT and OPCO.

          (d) If MLI, in connection with any Settlement, receives net sales proceeds, as calculated pursuant to the definition of Settlement Amount, from the sale of Paired Shares prior to the applicable Settlement Date, MLI, on the Settlement Date, shall pay the Companies an amount in cash representing interest that could have been earned on such net sales proceeds at the USD LIBOR rate having a designated maturity of 1 month, plus Spread, for the period from the date that such net sales proceeds are received by MLI until such Settlement Date.

     Section 4. Price Decline Termination Event.

          4.1 Price Decline Termination Event Sale.

     If the Closing Price on any Exchange Trading Day after the end of the Settlement Restriction Period falls below any Termination Price listed in the following schedule ("Price Decline Termination Event"), MLI will, at its discretion, in a commercially reasonable manner (which may require sales over a period of more than 1 day) following notice to the Companies, settle the percentage of the Adjustment Shares indicated in the table below ("Settlement") through sale of not less than the number of Paired Shares, the sale of which would result in a Settlement Amount equal to 100% of the Reference Amount on the Settlement Date, and not more than the number of

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     Paired Shares, the sale of which would result in a Settlement Amount equal to 105% of the Reference Amount on the Settlement Date, in any of the manners specified in Section 3.1:

                  Percentage of Adjustment
                    Shares to be Settled           Termination Price
                    --------------------           -----------------

                             25%                        $25.50
                             50%                        $23.50
                             75%                        $21.50
                             100%                       $19.50

     Settlement procedures shall commence on the date specified by MLI.

          4.2 Price Decline Termination Event Settlement.

          (a) If, on the Settlement Date, the Settlement Amount is greater than the Reference Amount, MLI will pay the Companies an amount in cash equal to the difference,

          (b) If the number of Paired Shares sold by MLI pursuant to Section 4.1 is greater than the number of Settlement Shares, the Companies shall deliver to MLI, on the Settlement Date, a number of Paired Shares equal to the difference. If the number of Paired Shares sold by MLI pursuant to
     Section 4.1 is less than the number of Settlement Shares, MLI shall deliver to the Companies, on the Settlement Date, a number of Paired Shares equal to the difference.

          (c) In all events, MLI will pay to the Companies an amount equal to all cash distributions payable to holders of the Paired Shares but not paid prior to the Settlement Date, on a number of Paired Shares equal to the Settlement Shares, on the Business Day after the relevant distribution payment date declared by the Boards of Directors of the REIT and OPCO,

          (d) If MLI, in connection with any Settlement, receives net sales proceeds, as calculated pursuant to the definition of Settlement Amount, from the sale of Paired Shares prior to the applicable Settlement Date, MLI, on the Settlement Date, shall pay the Companies an amount in cash representing interest that could have been earned on such net sales proceeds at the USD LIBOR rate having a designated maturity of 1

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     month, plus Spread, for the period from the date that such net sales proceeds are received by MLI until such Settlement Date.

     Section 5. Interim Settlements.

     Within 5 Business Days following each Reset Date, the Companies shall deliver the Interim Settlement Amount in Interim Settlement Shares to MLI or its agent for deposit in a collateral account in the name of the Company at MLPF&S or a custodian or depository designated by MLPF&S. Interim Settlement Shares delivered after the fifth Business Day following the termination of the Settlement Restriction Period shall be the subject of a registration statement covering any sale of such interim Settlement Shares by MLPF&S that has been declared effective under the Securities Act by the Commission (an "Effective Registration Statement") Interim Settlement Shares shall be registered in the stock register of the Companies as instructed by MLI and shall be held by MLPF&S or a custodian or depository designated by MLPF&S. If the Companies is unable to deliver Interim Settlement Shares in accordance with the preceding sentence, the Companies shall deliver "restricted" Interim Settlement Shares that are the subject of an Effective Registration Statement in an amount equal to the Interim Settlement Amount. If the restricted Interim Settlement Shares are not the subject of an Effective Registration Statement required by the preceding sentence, the Companies shall deliver additional Interim Settlement Shares equal to 50% of the Interim Settlement Amount. At such time as the Interim Settlement Shares are the subject of an Effective Registration Statement, the Companies may elect to have returned all additional Interim Settlement Shares delivered pursuant to the preceding sentence. On any Reset Date, if Interim Settlement Shares are held by MLI, MLI shall deliver to the Companies within five (5) Business Days after such Reset Date, the amount in Interim Settlement Shares by which the amount in Interim Settlement Shares held by MLI (valued at the Closing Price on such Reset Date) plus any cash amounts in the collateral account exceeds the Interim Settlement Amount (or 150% of the Interim Settlement Amount, in the event that MLI holds restricted Interim Settlement Shares that are not the subject of an Effective Registration Statement). Distributions on the Interim Settlement Shares will be deposited in the collateral account at MLPF&S or a custodian or depositary designated by MLPF&S. The cash amounts in the collateral account will earn interest at the USD LIBOR rate having a designated maturity of 1 month plus Spread. Upon final Settlement, MLI shall immediately release all claims to cash and Interim Settlement Shares held in the collateral account (including interest earned thereon) and deliver such amounts and all Interim Settlement Shares to the Companies.

     Section 6. Certain Covenants and Other Provisions.

          6.1 Par Value.



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     MLI shall pay to the Companies $.10 par value per share for each share comprising a Paired Share delivered to MLI pursuant to this Agreement.

          6.2 Limitation on MLPF&S Ownership of Paired Shares.

     MLPF&S will manage the settlement process in such a way as to ensure that MLPF&S will not be the beneficial owner, or be deemed to be the beneficial owner, at any given time of a number of Paired Shares that is greater than 9.25% of the Companies' outstanding Paired Shares.

          6.3 Allocation of Payments by the MLI.

     When making any payment to the Companies pursuant to this Agreement, MLI shall allocate such payment between the REIT and OPCO in the manner specified by the Companies.

          6.4 Purchase Price Adjustment Treatment.

     The Companies and the MLI agree, to the extent relevant to their respective business and commercial activities and in the absence of an administrative determination or judicial ruling to the contrary, to treat for United States federal income tax and financial accounting purposes payments and deliveries made under this Agreement as adjustments to the purchase price paid for the Purchase Shares pursuant to Section 2 of the Purchase Agreement.

          6.5 Resale Registration Statement.

     Any Paired Shares delivered by the Companies to MLI pursuant to this Agreement shall be the subject of a resale registration statement that has been declared effective under the Securities Act by the Commission (an "Effective Resale Registration Statement"). In addition, if the Paired Shares delivered to MLI pursuant to the Purchase Agreement (the "Purchase Shares") are not the subject of an Effective Resale Registration Statement by May 29, 1998, the Spread shall increase, retroactively effective commencing on the Initial Settlement Date, to 200 basis points. At such time as the Purchase Shares are the subject of an Effective Resale Registration Statement, the Spread shall be reduced, from and after such time, to 75 basis points. The Companies further agree that they will cause any resale registration statement to remain in effect until the earliest of the date on which (i) the Adjustment Share Amount plus all of the Interim Settlement Shares have been sold by or on behalf of MLI, or (ii) MLI has advised the Companies that it no longer requires that such registration be effective. The provisions of Section 5.2 and Section 7.2 of the Purchase Agreement shall be deemed to apply to any resale registration statement filed by the Companies pursuant to this Agreement.


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          6.6 Delivery of Paired Shares.

     The Companies covenant and agree with MLI that Paired Shares delivered by the Companies pursuant to settlement events in accordance herewith will be duly authorized, validly issued, fully paid and nonassessable. The issuance of such Paired Shares will not require the consent, approval, authorization, registration, or qualification of any government authority, except such as shall have been obtained on or before the delivery date to MLI in connection with any registration statement filed with respect to any Paired Shares.

          6.7 Securities Law Compliance.

     Each party agrees that it will comply, in connection with this Transaction and all related or contemporaneous sales and purchases of the Companies' Paired Shares, with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder.

          6.8 Regulatory Compliance.

     Each party agrees that if the delivery of Paired Shares upon settlement is subject to any restriction imposed by a regulatory authority, it shall not be an event of default, and the parties will negotiate in good faith a procedure to effect settlement of such shares in a manner which complies with any relevant rules of such regulatory authority and which is satisfactory in form and substance to their respective counsel, subject to
     Section 6.2 of this Agreement and Section 7 of the Purchase Agreement. Each party further agrees that any sale pursuant to Section 3.1 may be delayed or postponed if, in MLPF&S's judgement, such delay or postponement is necessary to comply with the requirements of applicable law or regulation.

          6.9 Settlement Transfer.

     All settlements shall occur through DTC or any other mutually acceptable depository.

          6.10 Trading Authorization.

     The following individuals and/or any individual authorized in writing by the respective Treasurers of the Companies are authorized by the Companies to provide trading instructions to MLI with regard to this transaction.


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                                 For the REIT:
                                 -------------
                                  David Benson
                                  Laurie Gerber
                                Michael Benjamin
                                 Michael Bushee


                                    For OPCO:
                                    ---------
                                 Abraham Gosman
                                 Michael Bohnen



          The address, telephone number and facsimile number of each of these individuals is: c/o Meditrust Companies, 197 First Avenue, Needham, Massachusetts 02194, telephone: (781) 433-6000, and facsimile: (781) 433-1290.

          6.11 Specific Performance.

     The parties acknowledge and agree that the failure of the Companies or MLI to deliver Paired Shares in accordance with the provisions hereof would result in damage to the other party that could not be adequately compensated by a monetary award. The parties therefore agree that, if either party fails to deliver Paired Shares in accordance with the provisions hereof, the other party may, in addition to all other remedies, seek an order of specific performance from a court of appropriate jurisdiction.

          6.12 Governing Law.

     The Agreement will be governed by and construed in accordance with the laws of the State of New York without reference to choice of law doctrine.

          6.13 Confidentiality.

     Subject to the other applicable subsections of this Section 6, to any contrary requirement of law and to the right of each party to enforce its rights hereunder in any legal action, each party shall keep strictly confidential and shall cause its employees and agents to keep strictly confidential the terms of this Agreement and any information relating to or concerning the other party which it or any of its agents or employees may acquire pursuant to, or in the course of performing its obligation under, any provision of this Agreement.



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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

                                           MERRILL LYNCH INTERNATIONAL


                                           By: /s/ STEPHEN GUNDERSON
                                              -------------------------------
                                              Name: Stephen Gunderson
                                              Title: Vice President


                                           MEDITRUST OPERATING COMPANY


                                           By: /s/ MICHAEL J. BOHNEN
                                              -------------------------------
                                              Name: Michael J. Bohnen
                                              Title: Secretary


                                           MEDITRUST CORPORATION


                                           By: /s/ MICHAEL S. BENJAMIN
                                              -------------------------------
                                                Name: Michael s. Benjamin, Esq.
                                                Title: Senior Vice President